EXHIBIT 99.1

II-VI Incorporated Reports Fiscal 2017 Fourth Quarter and Full Year Earnings

  Record Fourth Quarter and Full Year Revenue
  Record Full Year Bookings Exceed $1.0 Billion

PITTSBURGH, Aug. 07, 2017 (GLOBE NEWSWIRE) -- II-VI Incorporated (Nasdaq:IIVI) ("II-VI" or the "Company") today reported results for its fiscal fourth quarter and full year ended June 30, 2017.

Dr. Vincent D. Mattera, Jr., President and Chief Executive Officer of II-VI said "Our fiscal fourth quarter and full year results reflect significant achievements across all our end markets derived from earlier investments consistent with our growth strategy.  We achieved record quarterly revenue and record annual bookings of over $1 billion, led by a 28% annual revenue growth in our Photonics segment.  Our industry-leading vertical integration strategy served us very well this quarter and this year.  We successfully integrated our fiscal 2016 acquisitions to serve our fast growing markets, including 3D sensing, and in the last few weeks, we acquired two additional companies. Our acquisition of Integrated Photonics and the acquisition we announced this morning of a multi-purpose compound semiconductor wafer fab will further advance our manufacturing leadership in materials and optoelectronic devices.  During fiscal 2018, we expect to see the benefits of our momentum in our growth areas including data centers, next generation wireless and power devices, 3D sensing and EUV lithography.”

The Company’s strong fiscal 2017 revenue growth reflects the benefits of its continued investments in R&D.  The fiscal 2017 investment in VCSEL technology and product development is helping position the Company for meaningful share in end markets with expected growth in the billions of dollars over the next several years. These R&D investments in the Laser Solutions Segment were $4.6 million and $30.2 million, for the three and twelve months ended June 30, 2017, respectively.

Table 1
$ Millions, except per share amounts, basis points and %
(Unaudited)
	Three Months Ended					Year Ended
				Increase (Decrease)
	June 30,	March 31,	June 30,			June 30,	June 30,
	2017	2017	2016	Sequential	YOY	2017	2016	Increase

Bookings (1)	$272.8	$280.8	$244.9	(3%)	11%	$1,072.2	$875.3	22%

Revenues	$273.7	$245.0	$241.4	12%	13%	$972.0	$827.2	18%

Net earnings	$32.6	$22.4	$14.3	46%	128%	$95.3	$65.5	45%

Diluted earnings per share	$0.50	$0.35	$0.23	43%	117%	$1.48	$1.04	42%
Other Selected Financial Metrics:
Gross margin	39.7%	39.9%	38.4%	(20 bps)	130 bps	40.0%	37.8%	220 bps
Operating margin	13.0%	11.8%	12.0%	120 bps	100 bps	11.9%	11.1%	80 bps
EBITDA margin (2)	20.1%	18.8%	18.3%	130 bps	180 bps	19.5%	18.1%	140 bps
Return on sales	11.9%	9.2%	5.9%	270 bps	600 bps	9.8%	7.9%	190 bps

(1) Bookings are orders the Company expects to convert to revenues within the next twelve months.

(2) EBITDA margin is defined as earnings before interest, income taxes, depreciation and amortization divided by total revenues.

Outlook

The outlook for the first fiscal quarter ending September 30, 2017 is revenues of $250 million to $260 million and diluted earnings per share of $0.30 to $0.34.  The earnings per share guidance include estimated purchase accounting and transaction costs related to the acquisitions of IPI and the newly announced UK Wafer Fab. Collectively, these items are negatively affecting earnings per share guidance by $0.07, including $0.04 of one-time items that will not continue after the first fiscal quarter. These amounts are calculated using prevailing exchange rates. The results for the quarter ended September 30, 2016 were revenues of $221.5 million and diluted earnings per share of $0.26. As discussed in more detail below, actual results may differ from these forecasts due to various factors including, but not limited to, changes in product demand, competition and general economic conditions.

Segment Information

Operating income is defined as earnings before income taxes, interest expense and other expense or income, net.

Table 2
Segment Bookings, Revenues, Operating Income and Margins
$ Millions, except %
(Unaudited)
	Three Months Ended			Year Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016

Bookings:
II-VI Laser Solutions	$95.2	$106.0	$88.7	$366.8	$306.0
II-VI Photonics	103.3	109.5	106.5	453.5	372.2
II-VI Performance Products	74.3	65.3	49.7	251.9	197.1
Total Bookings	$272.8	$280.8	$244.9	$1,072.2	$875.3

Revenues:
II-VI Laser Solutions	$94.9	$83.6	$87.4	$339.3	$303.0
II-VI Photonics	112.7	109.1	99.1	418.5	325.9
II-VI Performance Products	66.1	52.3	54.9	214.2	198.3
Total Revenues	$273.7	$245.0	$241.4	$972.0	$827.2

Operating Income:
II-VI Laser Solutions	$8.3	$8.3	$7.4	$30.9	$36.2
II-VI Photonics	17.3	15.9	14.5	63.0	37.8
II-VI Performance Products	10.1	4.8	7.0	21.6	17.8
Total Operating Income	$35.7	$29.0	$28.9	$115.5	$91.8

Operating Margin:
II-VI Laser Solutions	8.7%	9.9%	8.5%	9.1%	11.9%
II-VI Photonics	15.4%	14.6%	14.6%	15.1%	11.6%
II-VI Performance Products	15.3%	9.2%	12.8%	10.1%	9.0%
Total Operating Margin	13.0%	11.8%	12.0%	11.9%	11.1%

Table 3 is a reconciliation of Operating Income reported in this press release to reported Net Earnings.

Table 3
$ Millions
(Unaudited)	Three Months Ended			Year Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016

Operating income	$35.7	$29.0	$28.9	$115.5	$91.8
Interest expense	2.3	1.9	1.1	6.8	3.1
Other expense (income), net	(0.4)	(2.1)	(0.4)	(10.1)	(1.3)
Income tax expense	1.2	6.8	13.9	23.5	24.5
Net Earnings	$32.6	$22.4	$14.3	$95.3	$65.5

Table 4 is a reconciliation of Operating Income reported in this press release to reported EBITDA.

Table 4
$ Millions
(Unaudited)	Three Months Ended			Year Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016

Operating income	$35.7	$29.0	$28.9	$115.5	$91.8
Depreciation and amortization	18.9	14.9	14.9	63.6	56.7
Other income (expense), net	0.4	2.1	0.4	10.1	1.3
EBITDA (3)	$55.0	$46.0	$44.2	$189.2	$149.8

Table 5 is a reconciliation of EBITDA reported in this press release to reported Net Earnings.

Table 5
$ Millions
(Unaudited)	Three Months Ended			Year Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016

EBITDA	$55.0	$46.0	$44.2	$189.2	$149.8
EBITDA margin (2)	20.1%	18.8%	18.3%	19.5%	18.1%
Interest expense	$2.3	$1.9	$1.1	$6.8	$3.1
Depreciation and amortization	18.9	14.9	14.9	63.6	56.7
Income tax expense	1.2	6.8	13.9	23.5	24.5
Net Earnings	$32.6	$22.4	$14.3	$95.3	$65.5

(3) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization.

Table 6 is a table of other selected financial information.

Table 6
$ Millions, except share information
(Unaudited)	Three Months Ended			Year Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016

Share-based compensation expense, pre-tax	$3.5	$4.5	$0.8	$16.0	$10.9
Cash paid for shares repurchased through the Company’s share repurchase program	$-	$-	$-	$-	$6.3
Shares repurchased through the Company’s share repurchase program	-	-	-	-	380,538

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Monday, August 7, 2017 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company's website at www.ii-vi.com as well as at http://tinyurl.com/yaqcft5u. A replay of the webcast will be available for two weeks following the call.

Use of Non-GAAP Financial Measures

The Company has disclosed financial measurements in this press release that present financial information considered to be non-GAAP financial measures. These measurements are not a substitute for GAAP measurements, although the Company's management uses these measurements as an aid in monitoring the Company's on-going financial performance.  EBITDA is an adjusted non-GAAP financial measurement that is considered by management to be useful in measuring the profitability between companies within the industry by reflecting operating results of the Company excluding non-operating factors. There are limitations associated with the use of non-GAAP financial measures, including that such measures may not be entirely comparable to similarly titled measures used by other companies, due to potential differences among calculation methodologies. Thus, there can be no assurance that items excluded from the non-GAAP financial measures will not occur in the future, or that there could be cash costs associated with items excluded from the non-GAAP financial measures. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by providing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components and devices, is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, with research and development, manufacturing, sales, service, and distribution facilities worldwide, the Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms including integrated with advanced software to enable our customers.

Forward-looking Statements

This press release contains forward-looking statements relating to future events and expectations that are based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it in this release have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other "Risk Factors" discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016; (iii) the purchasing patterns of customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the Company's ability to assimilate recently acquired businesses, and risks, costs and uncertainties associated with such acquisitions; and/or (vii) the Company's ability to devise and execute strategies to respond to market conditions. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
($000 except per share data)

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
Revenues
Net sales:
Domestic	$73,394	$80,940	$83,740
International	200,323	164,047	157,730
Total Revenues	273,717	244,987	241,470

Costs, Expenses & Other Expense (Income)
Cost of goods sold	164,939	147,277	148,859
Internal research and development	25,966	25,380	20,102
Selling, general and administrative	47,137	43,291	43,595
Interest expense	2,262	1,936	1,066
Other expense (income), net	(445)	(2,164)	(429)
Total Costs, Expenses, & Other Expense (Income)	239,859	215,720	213,193

Earnings Before Income Taxes	33,858	29,267	28,277

Income Tax Expense	1,211	6,837	13,934

Net Earnings	$32,647	$22,430	$14,343

Diluted Earnings Per Share	$0.50	$0.35	$0.23

Basic Earnings Per Share	$0.52	$0.36	$0.23

Average Shares Outstanding - Diluted	65,032	65,010	63,297
Average Shares Outstanding - Basic	63,099	62,807	61,707

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
($000 except per share data)

	Year Ended
	June 30,	June 30,
	2017	2016
Revenues
Net sales:
Domestic	$297,868	$303,552
International	674,178	523,664
Total Revenues	972,046	827,216

Costs, Expenses & Other Expense (Income)
Cost of goods sold	583,693	514,403
Internal research and development	96,810	60,354
Selling, general and administrative	176,002	160,646
Interest expense	6,809	3,081
Other expense (income), net	(10,056)	(1,223)
Total Costs, Expenses, & Other Expense (Income)	853,258	737,261

Earnings Before Income Taxes	118,788	89,955

Income Taxes	23,514	24,469

Net Earnings	$95,274	$65,486

Diluted Earnings Per Share	$1.48	$1.04

Basic Earnings Per Share	$1.52	$1.07

Average Shares Outstanding - Diluted	64,507	62,909
Average Shares Outstanding - Basic	62,576	61,366

II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
($000)

	June 30,	June 30,
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$271,888	$218,445
Accounts receivable	193,379	164,817
Inventories	203,695	175,133
Prepaid and refundable income taxes	6,732	6,535
Prepaid and other current assets	26,602	18,033
Total Current Assets	702,296	582,963
Property, plant & equipment, net	367,728	242,857
Goodwill	250,342	233,755
Other intangible assets, net	133,957	124,590
Investment	11,727	11,354
Deferred income taxes	3,023	7,848
Other assets	8,224	8,614
Total Assets	$1,477,297	$1,211,981

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$20,000	$20,000
Accounts payable	65,540	53,796
Accruals and other current liabilities	99,412	97,446
Total Current Liabilities	184,952	171,242
Long-term debt	322,022	215,307
Capital lease obligation	23,415	-
Deferred income taxes	15,345	11,103
Other liabilities	31,000	31,991
Total Liabilities	576,734	429,643
Total Shareholders’ Equity	900,563	782,338
Total Liabilities and Shareholders’ Equity	$1,477,297	$1,211,981

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
($000)

	Year Ended
	June 30,
	2017	2016
Cash Flows from Operating Activities
Net cash provided by operating activities	$118,616	$122,970

Cash Flows from Investing Activities
Additions to property, plant & equipment	(138,517)	(58,170)
Proceeds from the sale of business	-	45,000
Purchases of businesses	(40,015)	(122,157)
Other investing activities	1,291	161
Net cash used in investing activities	(177,241)	(135,166)

Cash Flows from Financing Activities
Proceeds from borrowings	129,000	125,200
Payments on borrowings	(25,000)	(65,700)
Payment on earnout consideration	(2,000)	-
Proceeds from exercises of stock options	15,092	9,653
Payments in satisfaction of employees' minimum tax obligations	(4,136)	(2,004)
Debt issuance costs	(1,384)	-
Purchases of treasury stock	-	(6,284)
Other financing activities	-	587
Net cash provided by financing activities	111,572	61,452

Effect of exchange rate changes on cash and cash equivalents	496	(4,445)

Net increase in cash and cash equivalents	53,443	44,811

Cash and Cash Equivalents at Beginning of Period	218,445	173,634
Cash and Cash Equivalents at End of Period	$271,888	$218,445

CONTACT:
II-VI Incorporated
Mary Jane Raymond, Chief Financial Officer
(724) 352-4455